UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 6, 2017

Tellurian Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5507	06-0842255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100, Houston, TX		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 962-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 6, 2017, Tellurian Production LLC (“Tellurian Production Company”), an indirect wholly owned subsidiary of Tellurian Inc. (the “Company”), entered into a purchase and sale agreement (the “PSA”) with an unrelated third party (the “Seller”). Pursuant to and subject to the terms and conditions of the PSA, Tellurian Production Company has agreed to acquire from the Seller for $85,100,000 in cash (the “Base Purchase Price”), subject to specified adjustments, certain assets in northern Louisiana, including, but not limited to, oil and gas leases, mineral interests, wells, facilities and equipment (the “Asset Purchase”). The assets to be purchased include approximately 9,200 net developed and undeveloped acres and 19 producing operated wells with net current production of approximately four million cubic feet per day of natural gas. The Asset Purchase will be given economic effect as of August 1, 2017 (the “Effective Date”). As a result, at closing, the Base Purchase Price will be subject to upward or downward adjustments based on certain revenues and costs attributable to the purchased assets prior to and after the Effective Date. Certain of the assets to be acquired are subject to preferential rights to purchase held by third parties and the purchase price and properties to be acquired could be adjusted as a result of such rights. Pursuant to the PSA, on the business day following the execution of the PSA, Tellurian Production Company will be obligated to make a cash deposit in the amount of $8,510,000 (the “Deposit”), creditable against the amount required to be paid by it at the closing of the Asset Purchase. The Seller will be entitled to receive the Deposit if Tellurian Production Company fails to consummate the Asset Purchase under certain conditions.

The PSA contains various representations, warranties, covenants, and indemnification obligations of Tellurian Production Company and the Seller that are customary in transactions of this type. The closing of the Asset Purchase is subject to satisfaction or waiver of customary closing conditions, including, among others, (i) the accuracy of each party’s representations and warranties contained in the PSA and each party’s compliance with its covenants and agreements contained in the PSA in all material respects and (ii) the closing of the transactions contemplated by a purchase and sale agreement between an affiliate of the Seller and the current owner of the assets to be acquired pursuant to which, among other things, the Seller will acquire the assets subject to the PSA. In addition, the PSA contains certain customary termination rights for Tellurian Production Company and the Seller, including the right of either party to terminate in the event that the Asset Purchase has not been completed by December 15, 2017.

Item 7.01	Regulation FD Disclosure.

On September 6, 2017, the Company issued a press release and posted an investor presentation to its website relating to the Asset Purchase. A copy of the press release and the investor presentation are attached hereto as Exhibits 99.1 and 99.2, respectively.

The information set forth in Item 7.01 of this Current Report on Form 8-K, including the information set forth in Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELLURIAN INC.

By:	/s/ Antoine J. Lafargue
Name:	Antoine J. Lafargue
Title:	Senior Vice President and Chief Financial Officer

Date: September 6, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated as of September 6, 2017

99.2	Investor Presentation, dated as of September 6, 2017